EXHIBIT 99.1

Advanced Biotherapy, Inc. Closes Convertible Note Placement and Reports its Financial Results for the Nine
Months Ended September 30, 2002

WOODLAND HILLS, Calif.— (BW HealthWire)—December 2, 2002— Advanced Biotherapy, Inc. (OTCBB: ADVB — news) announced today that it has closed the private placement of its 2002 Subordinated Convertible Pay-In-Kind Notes.

Mr. Edmond Buccellato, President and Chief Executive Officer, stated “that the placement of $500,000.00 of convertible notes on November 19, 2002 with an individual accredited investor, now places the Company’s cash position at approximately $3.1 million as of November 27, 2002. As with our previous convertible debt and note offerings, the principal amount and related accrued interest is convertible to common stock at $0.25 per share. This most recently issued convertible note will bear interest at 12.5% per annum, payable semi-annually in cash or at the Company’s option, in additional convertible notes. The note is due, unless converted to common stock prior to maturity, on June 1, 2006.”

Mr. Buccellato further commented, “As indicated in our quarterly financial statements filed with the Securities and Exchange Commission on November 12, 2002, the Company had approximately $2.7 million in cash and short-term investments as of September 30, 2002. For the twelve-month period subsequent to September 30, 2002, the Company anticipates that its minimum cash requirements to continue as a going concern will be less than $1,500,000, and therefore, believes that it has adequate cash to maintain operations during that period. He further stated “that management of the Company is focused and responsibly executing its business plan on behalf of the stockholders.”

For the nine months ended September 30, 2002, the Company realized a net loss of $1,072,710 compared to a net loss of $726,165 for the nine months ended September 30, 2001. The Company’s increases in expenses over the nine months ended September 30, 2001 consists primarily of the following: increased research and development expenses in the amount of $92,777, increased expenditures in the aggregate amount of $193,195 for professional fees primarily related to amendments to its registration statement and other regulatory filing requirements with the Securities and Exchange Commission, other corporate matters, and payment of $60,000 to Mr. Lawrence Loomis, one of the Company’s directors, for consulting services related to the placement of the Company’s convertible notes, increased interest expense in the amount of $115,085 related to the Company’s convertible subordinated debt and subordinated convertible pay-in-kind notes, increased depreciation and amortization in the amount of $12,201, and increased travel expenses in the amount of $22,526 related to business development and other Company matters, and increased general and administrative expenses in the amount of $8,628, all net of decreased directors’ fees of $23,280, decreased salaries and benefits of $27,113, decreased rent of $33,962, decreased telephone and communications of $8,921 and decreased office expenses in the amount of $9,921.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The prior discussions of the effect of the patents issued and pending involve risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The

Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

CONTACT:

Advanced Biotherapy, Inc.

Edmond Buccellato, 818/883-6716

www.advancedbiotherapy.com

SOURCE: Advanced Biotherapy, Inc.